Exhibit 99.1

BrainStorm Cell Therapeutics Enters into

Agreement for up to $5 Million Equity Financing

Chaim Lebovits Appointed President

New York / Petach Tikvah

July 3, 2007

BrainStorm Cell Therapeutics (OTCBB: BCLI), a leading developer of adult stem cell products, announced today that it has entered into an agreement to raise up to $5 million from ACCBT Corporation, a company under the control of Mr. Chaim Lebovits.

The investments by ACCBT Corporation will be made in installments, providing the Company with the working capital resources that it needs as it operates its business, advances and further develops its technologies and research. Assuming ACCBT Corporation completes all of the contemplated investments in the Company, ACCBT Corporation will acquire and own a majority of the outstanding common stock and warrants to purchase common stock of the Company. The closing of the first investment installment is subject to the Company first satisfying certain conditions, including customary closing conditions, which are expected to be completed by August 30, 2007. Subsequent installments are subject to discretion of ACCBT corporation .

The Company also announced that it has appointed Mr. Chaim Lebovits as its President to lead the Company. Mr. Lebovits is an internationally known and respected businessman and leader, and the owner of ACC holdings, a holding company acting in the field of gas and oil development fields, gold mining and infrastructure. ACC has three subsidiaries, (i) C&L, which focuses on oil production in West Africa and operates an oil and gas field with proven reserves of 20 million barrels of oil and an option to discover up to an additional 100 million barrels of oil; (ii) ACC, which holds 10 permits for gold exploration in Burkina Faso; and (iii) ACCBT, which focuses on new and emerging biotechnologies. Mr. Lebovits has been at the forefront of mining and natural resource management in the African region for close to a decade. He has spent years leading the exploration and development of resources on behalf of world-leading firms. In this capacity he has negotiated numerous, highly-successful deals on behalf of both African governments and global mining concerns.

“We are very proud to have Mr. Chaim Lebovits join our management team, as he is a well-respected and experienced business leader and entrepreneur,” said Yoram Drucker, BrainStorm’s Chief Operating Officer. “The new funding will help us accelerate our safety trials for Parkinson’s disease as well as advance our other adult stem cell therapy programs aimed at ALS, Multiple Sclerosis and other neurodegenerative disorders.”

Chaim Lebovits commented, "The internationally-acclaimed scientific team at BrainStorm has achieved remarkable results in developing a cutting-edge stem cell technology and is well on its way to meeting the unmet need for therapies targeting devastating medical disorders with multi-billion market potential. I am looking forward to being a part of this dynamic organization.”

Earlier this year BrainStorm announced the initiation of a safety trial using the NurOwn technology in a primate animal model of Parkinson’s disease. That study is being carried out in collaboration with the Center for Applied Medical Research (CIMA) of the University of Navarra in Pamplona, Spain.

In addition to moving ahead with the Company’s Parkinson’s disease program, BrainStorm is also progressing with pre-clinical trials applying the Company’s stem cell technology to the treatment of ALS and Multiple Sclerosis.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is an emerging company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. The NurOwn(TM) patent pending technology is based on discoveries made by the scientific team led by prominent neurologist Professor Eldad Melamed, Head of Neurology at Rabin Medical Center, and expert cell biologist Dr. Daniel Offen, Head of the Neuroscience Laboratory at the Felsenstein Medical Research Center of Tel-Aviv University. The technology allows for the differentiation of bone marrow-derived stem cells into functional neurons and astrocytes, as demonstrated in animal models. The Company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University. The Company's initial focus is on Parkinson's disease, although its technology has promise for treating several others diseases including MS, ALS, Huntington’s disease and stroke.

About Stem Cell Therapy

Stem cells are non-specialized cells with a remarkable potential for both self-renewal and differentiation into cell types with a specialized function, such as muscle, blood or brain cells. Stem cells can be harvested from fetal or embryonic tissue or from adult tissue reservoirs such as bone marrow. Use of embryonic stem cells is at the center of significant ethical and moral debate. In contrast, use of adult stem cells does not provoke the same moral or legal controversy. Stem cell therapy aims to "cure" disease by replacing the diseased cells with healthy cells derived from stem cells. This approach has the potential to revolutionize medicine and, if successful, the implied commercial opportunities are great. Currently, scientists are exploring both embryonic stem cells (ESC) and adult stem cells (ASC) as the potential basis for multiple cell therapy products.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.’s actual results to differ materially from those stated or implied by such forward-looking statements, including BrainStorm’s ability to complete the financings described in this press release and its ability to satisfy all of the closing conditions. The potential risks and uncertainties include, among others, risks associated with BrainStorm Cell Therapeutics Inc.’s limited operating history, history of losses and expectation to incur losses for the foreseeable future; limited cash resources and its need to raise additional capital to execute on its business plan and continue operations; dependence on its license to Ramot's technology and ability to meet its funding and payment obligations included in such license agreement; ability, together with its licensor, to adequately protect the NurOwn™ technology; dependence on key executives and on its scientific consultants; ability to identify, negotiate and successfully implement strategic partnering relationships; ability to complete clinical trials successfully and to obtain required regulatory approvals; competition with companies, some of which have greater resources and experience in developing and obtaining regulatory approval for treatments in BrainStorm Cell Therapeutics Inc.’s market; the limited public trading market for BrainStorm Cell Therapeutics Inc.’s stock which may never develop into an active market; and other factors detailed in BrainStorm Cell Therapeutics Inc.’s annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and other filings with the Securities and Exchange Commission available at http://www.sec.gov/ or by request to the Company. The Company does not undertake any obligation to update forward-looking statements made by us.

Contacts:
For BrainStorm
Chaim Levnison
+972-54-5633683
chaimlevinson@gmail.com
www.brainstorm-cell.com